Exhibit 99.1

FOR IMMEDIATE RELEASE

For more information, contact:

Chris Manuel

Vice President of Investor Relations

567-336-2600

Chris.Manuel@o-i.com

O-I GLASS REPORTS THIRD QUARTER 2024 RESULTS

Rapidly Implementing Fit To Win Priorities to Drive Improved Performance in 2025 and Beyond

Business Returned to Modest Sales Volume Growth, Despite Sluggish Market Conditions

Updating 2024 Business Outlook Amid Continued Muted Demand and Consumer Uncertainty

PERRYSBURG, Ohio (October 29, 2024) – O-I Glass, Inc. (“O-I”) (NYSE: OI) today reported financial results for the third quarter ended September 30, 2024.

	Net Earnings (Loss) Attributable to the Company Per Share (Diluted)		Earnings (Loss) Before Income Taxes $M
	3Q24	3Q23	3Q24	3Q23
Reported	($0.52)	$0.32	($57)	$82
	Adjusted Earnings (Loss) Earnings Per Share (Diluted)		Segment Operating Profit $M
	3Q24	3Q23	3Q24	3Q23
Non - GAAP	($0.04)	$0.80	$144	$301

“Our third-quarter results declined when compared to the strong performance in the prior year period. Lower earnings primarily reflected significant production curtailment as we took decisive action to reduce high inventory levels after several quarters of sluggish demand. Net price was also down which was partially offset by modestly higher shipment levels,” said Gordon Hardie, CEO of O-I Glass.

“We are aggressively implementing our initial Fit to Win priorities. Along with reducing inventories, we are rebalancing our network to eliminate unprofitable and redundant capacity as well as executing the first phase of our SG&A reduction program.”

“We do not believe our 2024 performance is reflective of what the business can deliver. We are determined to improve results in 2025 and beyond, as we drive the improvement measures in our Fit to Win program,” Hardie added.

Net sales were $1.7 billion in the third quarter of 2024, down $64 million from the prior year period reflecting a 2 percent increase in sales volume (in tons), offset by a 4 percent decrease in average selling prices, and unfavorable foreign currency translation.

The company reported a loss before income taxes of $57 million in the third quarter of 2024, compared to earnings before income taxes of $82 million in the prior year period. This decrease was primarily due to lower segment operating profit and higher interest expense. These headwinds were partially offset by lower retained corporate and other costs.

Segment operating profit was $144 million in the third quarter of 2024, compared to $301 million in the same period of 2023.

•	Americas: Segment operating profit in the Americas was $88 million, down from $116 million in the prior year period. This decline reflected a $24 million impact from lower net price which was partially offset by a nearly 7 percent increase in sales volume (in tons) which benefited segment operating profit by $14 million. Operating costs increased $17 million due to temporary production curtailment to rebalance inventory levels in response to lower demand in recent quarters, mitigated by effective operating and cost management. Segment operating profit was also impacted by $1 million from unfavorable foreign currency translation.

•	Europe: Segment operating profit in Europe was $56 million, compared to $185 million in the prior year period. This decline reflected a $55 million impact from lower net price, a 2 percent decrease in sales volume (in tons) which reduced segment operating profit by $3 million, and $74 million of higher operating costs resulting from significant temporary production curtailments. However, segment operating profit benefited by $3 million from favorable foreign currency translation.

Retained corporate and other costs were $31 million in the third quarter of 2024, down from $60 million in the prior year period, due to lower corporate spending and management incentives.

Net interest expense totaled $87 million, up from $78 million in the prior year period, due to a higher interest rate environment.

O-I generated a net loss attributable to the company of $0.52 per share in the third quarter of 2024, compared to net earnings attributable to the company of $0.32 per share (diluted) in the prior year period. Both periods were impacted by items management considers not representative of ongoing operations, primarily related to restructuring charges.

The company reported an adjusted loss of $0.04 per share in the third quarter of 2024, compared to adjusted earnings of $0.80 per share (diluted) in the prior year period.

2024 Outlook

FY24 GUIDANCE
	CURRENT	Prior
Sales Volume Growth (in Tons)	Down ▼ LSD / MSD	Flat to Down LSD
Adjusted Earnings Per Share (EPS)	$0.70 - $0.80	$1.00 - $1.25
Free Cash Flow ($M)	Use of $130 - $170	Source of $50 - $100

The company has revised its full year guidance given softer than anticipated market demand. Management now expects 2024 adjusted earnings per share will be between $0.70 and $0.80, down from the previous guidance of $1.00 to $1.25 per share.

This updated guidance reflects lower than anticipated shipment levels for the year, additional temporary production curtailment to reduce inventory levels amid softer demand in the remainder of 2024, and a higher effective tax rate due to lower earnings. Actions to optimize inventory and O-I’s manufacturing network are required to accelerate and reshape the company’s cost profile to deliver better, more sustainable results in 2025 and beyond.

Management has also revised its full-year free cash flow outlook to a use of cash between $130 and $170 million, due to softer shipments resulting in lower adjusted earnings and higher working capital, as well as $30 million in accelerated restructuring costs. Free cash flow is expected to decline from the previous year and includes the impact of higher interest and tax payments, as well as temporary production curtailments and Fit To Win restructuring actions to boost 2025 performance.

Guidance primarily reflects the company’s current view on sales and production volume, mix, and working capital trends. O-I’s adjusted earnings outlook assumes foreign currency rates as of October 28, 2024, and a full-year adjusted effective tax rate of approximately 42 to 45 percent compared to the prior outlook of 33 to 35 percent. The adjusted earnings and free cash flow guidance ranges may not fully reflect uncertainty in macroeconomic conditions, currency rates, energy and raw materials costs, supply chain disruptions and labor challenges, among other factors.

Fit To Win Initiative

Management is implementing the first phase of O-I’s Fit to Win initiative which is expected to deliver at least $300 million of annualized savings by 2027. The company is making rapid progress and anticipates at least $175 million of benefits in 2025, which represents the majority of the company’s three year savings target.

O-I is moving to de-layer the organization, shift accountability to local markets, reduce central operating costs, and drive tighter capital discipline. These actions should reduce SG&A expense to no more than 5 percent of sales by early 2026, saving over $200 million on an annualized basis. Initial efforts are well underway, with more than one half of targeted savings expected in 2025.

Management is seeking to eliminate unprofitable and redundant capacity to increase network utilization and boost productivity. The company is evaluating the closure of at least 7 percent of capacity by mid-2025 to reduce the fixed base of the network and generate more than $100 million of annualized savings. As part of the 7 percent, O-I has already announced the indefinite or permanent closure of approximately 4 percent of capacity. Management plans to continue to drive greater competitiveness to underpin improved operating performance in 2025 and beyond.

Conference Call Scheduled for October 30, 2024

O-I’s management team will conduct a conference call to discuss the company’s latest results on Wednesday, October 30, 2024, at 8:00 a.m. ET. A live webcast of the conference call, including presentation materials, will be available on the O-I website, www.o-i.com/investors, in the News and Events section. A replay of the call will be available on the website for a year following the event.

Contact: Sasha Sekpeh, 567-336-5128 – O-I Investor Relations

O-I news releases are available on the O-I website at www.o-i.com.

O-I’s fourth quarter and year end 2024 earnings conference call is currently scheduled for Wednesday, February 5, 2025 at 8:00 a.m. ET.

About O-I Glass

At O-I Glass, Inc. (NYSE: OI), we love glass and we’re proud to be one of the leading producers of glass bottles and jars around the globe. Glass is not only beautiful, it’s also pure and completely recyclable, making it the most sustainable rigid packaging material. Headquartered in Perrysburg, Ohio (USA), O-I is the preferred partner for many of the world’s leading food and beverage brands. We innovate in line with customers’ needs to create iconic packaging that builds brands around the world. Led by our diverse team of approximately 23,000 people across 68 plants in 19 countries, O-I achieved net sales of $7.1 billion in 2023. Learn more about us: o-i.com / Facebook / Twitter / Instagram / LinkedIn

Non-GAAP Financial Measures

The company uses certain non-GAAP financial measures, which are measures of its historical or future financial performance that are not calculated and presented in accordance with GAAP, within the meaning of applicable SEC rules. Management believes that its presentation and use of certain non-GAAP financial measures, including adjusted earnings, adjusted earnings per share, free cash flow, segment operating profit, segment operating profit margin and adjusted effective tax rate provide relevant and useful supplemental financial information that is widely used by analysts and investors, as well as by management in assessing both consolidated and business unit performance. These non-GAAP measures are reconciled to the most directly comparable GAAP measures and should be considered supplemental in nature and should not be considered in isolation or be construed as being more important than comparable GAAP measures.

Adjusted earnings relates to net earnings attributable to the company, exclusive of items management considers not representative of ongoing operations and other adjustments because such items are not reflective of the company’s principal business activity, which is glass container production. Adjusted earnings are divided by weighted average shares outstanding (diluted) to derive adjusted earnings per share. Segment operating profit relates to earnings before interest expense, net, and before income taxes and is also exclusive of items management considers not representative of ongoing operations as well as certain retained corporate costs and other adjustments. Segment operating profit margin is calculated as segment operating profit divided by segment net sales. Adjusted effective tax rate relates to provision for income taxes, exclusive of items management considers not representative of ongoing operations and other adjustments divided by earnings before income taxes, exclusive of items management considers not representative of ongoing operations and other adjustments. Management uses adjusted earnings, adjusted earnings per share, segment operating profit, segment operating profit margin and adjusted effective tax rate to evaluate its period-over-period operating performance because it believes these provide useful supplemental measures of the results of operations of its principal business activity by excluding items that are not reflective of such operations.  The above non-GAAP financial measures may be useful to investors in evaluating the underlying operating performance of the company’s business as these measures eliminate items that are not reflective of its principal business activity.

Further, free cash flow relates to cash provided by operating activities less cash payments for property, plant, and equipment. Management has historically used free cash flow to evaluate its period-over-period cash generation performance because it believes these have provided useful supplemental measures related to its principal business activity. It should not be inferred that the entire free cash flow amount is available for discretionary expenditures, since the company has mandatory debt service requirements and other non-discretionary expenditures that are not deducted from these measures. Management uses non-GAAP information principally for internal reporting, forecasting, budgeting and calculating compensation payments.

The company routinely posts important information on its website – www.o-i.com/investors.

Forward-Looking Statements

This press release contains “forward-looking” statements related to O-I Glass, Inc. (“O-I Glass” or the “company”) within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) and Section 27A of the Securities Act of 1933, as amended. Forward-looking statements reflect the company’s current expectations and projections about future events at the time, and thus involve uncertainty and risk. The words “believe,” “expect,” “anticipate,” “will,” “could,” “would,” “should,” “may,” “plan,” “estimate,” “intend,” “predict,” “potential,” “continue,” and the negatives of these words and other similar expressions generally identify forward-looking statements.

It is possible that the Company’s future financial performance may differ from expectations due to a variety of factors including, but not limited to the following: (1) the general political, economic and competitive conditions in markets and countries where the Company has operations, including uncertainties related to economic and social conditions, trade disputes, disruptions in the supply chain, competitive pricing pressures, inflation or deflation, changes in tax rates and laws, war, civil disturbance or acts of terrorism, natural disasters, public health issues and weather, (2) cost and availability of raw materials, labor, energy and transportation (including impacts related to the current Ukraine-Russia and Israel-Hamas conflicts and disruptions in supply of raw materials caused by transportation delays), (3) competitive pressures from other glass container producers and alternative forms of packaging or consolidation among competitors and customers, (4) changes in consumer preferences or customer inventory management practices, (5) the continuing consolidation of the Company’s customer base, (6) the Company’s ability to improve its glass melting technology, known as the MAGMA program, and implement it in a manner to deliver economic profit within the timeframe expected, (7) unanticipated supply chain and operational disruptions, including higher capital spending, (8) the Company’s ability to achieve expected benefits from cost management, efficiency improvements, and profitability initiatives, such as its Fit to Win program, including expected impacts from production curtailments and furnace closures, (9) seasonality of customer demand, (10) the failure of the Company’s joint venture partners to meet their obligations or commit additional capital to the joint venture, (11) labor shortages, labor cost increases or strikes, (12) the Company’s ability to acquire or divest businesses, acquire and expand plants, integrate operations of acquired businesses and achieve expected benefits from acquisitions, divestitures or expansions, (13) the Company’s ability to generate sufficient future cash flows to ensure the Company’s goodwill is not impaired, (14) any increases in the underfunded status of the Company’s pension plans, (15) any failure or disruption of the Company’s information technology, or those of third parties on which the Company relies, or any cybersecurity or data privacy incidents affecting the Company or its third-party service providers, (16) risks related to the Company’s indebtedness or changes in capital availability or cost, including interest rate fluctuations and the ability of the Company to generate cash to service indebtedness and refinance debt on favorable terms, (17) risks associated with operating in foreign countries, (18) foreign currency fluctuations relative to the U.S. dollar, (19) changes in tax laws or U.S. trade policies, (20) the Company’s ability to comply with various environmental legal requirements, (21) risks related to recycling and recycled content laws and regulations, (22) risks related to climate-change and air emissions, including related laws or regulations and increased ESG scrutiny and changing expectations from stakeholders, and the other risk factors discussed in the company's filings with the Securities and Exchange Commission.

It is not possible to foresee or identify all such factors. Any forward-looking statements in this document are based on certain assumptions and analyses made by the company in light of its experience and perception of historical trends, current conditions, expected future developments, and other factors it believes are appropriate in the circumstances. Forward-looking statements are not a guarantee of future performance and actual results or developments may differ materially from expectations. While the company continually reviews trends and uncertainties affecting the company’s results of operations and financial condition, the company does not assume any obligation to update or supplement any particular forward-looking statements contained in this document.

O-I GLASS, INC.

Condensed Consolidated Results of Operations

(Dollars in millions, except per share amounts)

	Three months ended September 30		Nine months ended September 30
Unaudited	2024	2023	2024	2023

Net sales	$1,679	$1,743	$5,002	$5,464
Cost of goods sold	(1,464)	(1,379)	(4,165)	(4,199)

Gross profit	215	364	837	1,265

Selling and administrative expense	(103)	(134)	(337)	(424)
Research, development and engineering expense	(20)	(24)	(62)	(66)
Interest expense, net	(87)	(78)	(252)	(263)
Equity earnings	20	40	75	100
Other expense, net	(82)	(86)	(98)	(106)

Earnings (loss) before income taxes	(57)	82	163	506

Provision for income taxes	(19)	(26)	(102)	(127)

Net earnings (loss)	(76)	56	61	379

Net earnings attributable to noncontrolling interests	(4)	(5)	(13)	(12)

Net earnings (loss) attributable to the Company	$(80)	$51	$48	$367

Basic earnings per share:
Net earnings (loss) attributable to the Company	$(0.52)	$0.33	$0.31	$2.37
Weighted average shares outstanding (thousands)	154,619	154,702	154,724	154,796

Diluted earnings per share:
Net earnings (loss) attributable to the Company	$(0.52)	$0.32	$0.31	$2.31
Diluted average shares (thousands)	154,619	159,285	157,537	159,236

O-I GLASS, INC.

Condensed Consolidated Balance Sheets

(Dollars in millions)

Unaudited	September 30,	December 31,	September 30,
	2024	2023	2023
Assets
Current assets:
Cash and cash equivalents	$755	$913	$792
Trade receivables, net	794	671	766
Inventories	1,050	1,071	1,098
Prepaid expenses and other current assets	223	229	243
Total current assets	2,822	2,884	2,899

Property, plant and equipment, net	3,498	3,555	3,255
Goodwill	1,408	1,473	1,860
Intangibles, net	210	254	257
Other assets	1,434	1,503	1,464

Total assets	$9,372	$9,669	$9,735

Liabilities and Share Owners' Equity
Current liabilities:
Accounts payable	$1,092	$1,437	$1,250
Short-term loans and long-term debt due within one year	537	248	159
Other liabilities	663	661	661
Total current liabilities	2,292	2,346	2,070

Long-term debt	4,709	4,698	4,754
Other long-term liabilities	890	881	798
Share owners' equity	1,481	1,744	2,113

Total liabilities and share owners' equity	$9,372	$9,669	$9,735

O-I GLASS, INC.

Condensed Consolidated Cash Flows

(Dollars in millions)

Unaudited	Three months ended September 30		Nine months ended September 30
	2024	2023	2024	2023
Cash flows from operating activities:
Net earnings (loss)	$(76)	$56	$61	$379
Non-cash charges
Depreciation and amortization	127	127	377	369
Pension expense	8	8	24	22
Stock-based compensation expense	3	7	9	36
Restructuring, asset impairment and related charges	83	78	83	78
Legacy environmental charge	1		11
Gain on sale of miscellaneous assets	(1)		(1)
Cash payments
Pension contributions	(4)	(7)	(13)	(24)
Cash paid for restructuring activities	(9)	(11)	(24)	(21)
Change in components of working capital (a)	80	125	(359)	(416)
Other, net (b)	(21)	(44)	3	14
Cash provided by operating activities	191	339	171	437

Cash flows from investing activities:
Cash payments for property, plant and equipment	(136)	(197)	(509)	(465)
Contributions and advances to joint ventures	(1)	(1)	(1)	(9)
Net cash proceeds related to disposal of misc. assets	13	8	19	11
Net cash proceeds (payments) from hedging activities	(2)	(1)	(15)	6
Cash utilized in investing activities	(126)	(191)	(506)	(457)

Cash flows from financing activities:
Changes in borrowings, net	17	(90)	250	126
Shares repurchased	(10)	(10)	(30)	(30)
Payment of finance fees	(2)	(2)	(13)	(22)
Net cash payments for hedging activity				(40)
Distributions to non-controlling interests			(9)	(3)
Other, net(c)	(1)	1	(14)
Cash provided by (utilized in) financing activities	4	(101)	184	31
Effect of exchange rate fluctuations on cash	15	(9)	(7)	8
Change in cash	84	38	(158)	19
Cash at beginning of period	671	754	913	773
Cash at end of period	$755	$792	$755	$792

(a)	The Company uses various factoring programs to sell certain receivables to financial institutions as part of managing its cash flows. At September 30, 2024, December 31, 2023 and September 30, 2023, the amount of receivables sold by the Company was $544 million, $542 million and $536 million, respectively. For the nine months ended September 30, 2024 and 2023, the Company's use of its factoring programs resulted in increases of $2 million and $1 million to cash provided by operating activities, respectively.

(b)	Other, net includes other non-cash charges plus other changes in non-current assets and liabilities.

(c)	Other, net includes share settlement activity.

O-I GLASS, INC.

Reportable Segment Information and Reconciliation to Earnings Before Income Taxes

(Dollars in millions)

Unaudited	Three months ended September 30		Nine months ended September 30
	2024	2023	2024	2023
Net sales:
Americas	$940	$948	$2,693	$2,943
Europe	706	766	2,216	2,428

Reportable segment totals	1,646	1,714	4,909	5,371

Other	33	29	93	93
Net sales	$1,679	$1,743	$5,002	$5,464

Earnings (loss) before income taxes	$(57)	$82	$163	$506
Items excluded from segment operating profit:
Retained corporate costs and other	31	60	104	175
Items not considered representative of ongoing operations (a)	83	81	93	81
Interest expense, net	87	78	252	263
Segment operating profit (b):	$144	$301	$612	$1,025

Americas	$88	$116	$296	$419
Europe	56	185	316	606
Reportable segment totals	$144	$301	$612	$1,025

Ratio of earnings (loss) before income taxes to net sales	-3.4%	4.7%	3.3%	9.3%

Segment operating profit margin (c):
Americas	9.4%	12.2%	11.0%	14.2%
Europe	7.9%	24.2%	14.3%	25.0%

Reportable segment margin totals	8.7%	17.6%	12.5%	19.1%

(a)	Reference reconciliation for adjusted earnings.

(b)	Segment operating profit consists of consolidated earnings before interest income, interest expense, and provision for income taxes and excludes amounts related to certain items that management considers not representative of ongoing operations as well as certain retained corporate costs and other adjustments.

The Company presents information on segment operating profit because management believes that it provides investors with a measure of operating performance separate from the level of indebtedness or other related costs of capital. The most directly comparable GAAP financial measure to segment operating profit is earnings before income taxes. The Company presents segment operating profit because management uses the measure, in combination with net sales and selected cash flow information, to evaluate performance and to allocate resources.

(c)	Segment operating profit margin is segment operating profit divided by segment net sales.

O-I GLASS, INC.

Changes in Net Sales and Segment Operating Profit for Reportable Segments

(Dollars in millions)

Unaudited

	Three months ended September 30
	Americas	Europe	Total

Net sales for reportable segments- 2023	$948	$766	$1,714
Effects of changing foreign currency rates (a)	(46)	16	(30)
Price	(6)	(66)	(72)
Sales volume & mix	44	(10)	34
Total reconciling items	(8)	(60)	(68)
Net sales for reportable segments- 2024	$940	$706	$1,646

	Three months ended September 30
	Americas	Europe	Total
Segment operating profit - 2023	$116	$185	$301
Effects of changing foreign currency rates (a)	(1)	3	2
Net price (net of cost inflation)	(24)	(55)	(79)
Sales volume & mix	14	(3)	11
Operating costs	(17)	(74)	(91)
Total reconciling items	(28)	(129)	(157)
Segment operating profit - 2024	$88	$56	$144

	Nine months ended September 30
	Americas	Europe	Total

Net sales for reportable segments- 2023	$2,943	$2,428	$5,371
Effects of changing foreign currency rates (a)	(11)	15	4
Price	13	(138)	(125)
Sales volume & mix	(252)	(89)	(341)
Total reconciling items	(250)	(212)	(462)
Net sales for reportable segments- 2024	$2,693	$2,216	$4,909

	Nine months ended September 30
	Americas	Europe	Total
Segment operating profit - 2023	$419	$606	$1,025
Effects of changing foreign currency rates (a)	7	(1)	7
Net price (net of cost inflation)	(25)	(111)	(136)
Sales volume & mix	(42)	(21)	(63)
Operating costs	(63)	(158)	(221)
Total reconciling items	(123)	(290)	(413)
Segment operating profit - 2024	$296	$316	$612

(a)	Currency effect on net sales and segment operating profit determined by using 2024 foreign currency exchange rates to translate 2023 local currency results.

O-I GLASS, INC.

Reconciliation for Adjusted Earnings

(Dollars in millions, except per share amounts)

The reconciliation below describes the items that management considers not representative of ongoing operations.

Unaudited

	Three months ended September 30		Nine months ended September 30
	2024	2023	2024	2023

Net earnings (loss) attributable to the Company	$(80)	$51	$48	$367
Items impacting equity earnings
Restructuring, asset impairment and other charges	2		$2
Items impacting other income (expense), net:
Legacy environmental charge	1		11
Restructuring, asset impairment and other charges	81	81	81	81
Gain on sale of miscellaneous assets	(1)		(1)
Items impacting interest expense:
Charges for note repurchase premiums and write-off of deferred finance fees and related charges			2	39
Items impacting income tax:
Net benefit for income tax on items above	(9)	(6)	(9)	(15)
Total adjusting items (non-GAAP)	$74	$75	$86	$105

Adjusted earnings (non-GAAP)	$(6)	$127	$134	$473

Diluted average shares (thousands)	154,619	159,285	157,537	159,236

Net earnings attributable to the Company (diluted)	$(0.52)	$0.32	$0.31	$2.31
Adjusted earnings per share (non-GAAP)	$(0.04)	$0.80	$0.85	$2.97

The Company is unable to present a quantitative reconciliation of its forward-looking non-GAAP measure, adjusted earnings and adjusted earnings per share, for the periods ending after September 30, 2024 to its most directly comparable GAAP financial measure, net earnings attributable to the Company, because management cannot reliably predict all of the necessary components of this GAAP financial measure without unreasonable efforts.  Net earnings attributable to the Company includes several significant items, such as restructuring charges, asset impairment charges, charges for the write-off of finance fees, and the income tax effect on such items.  The decisions and events that typically lead to the recognition of these and other similar items are complex and inherently unpredictable, and the amount recognized for each item can vary significantly.  Accordingly, the Company is unable to provide a reconciliation of adjusted earnings and adjusted earnings per share to  net earnings attributable to the Company or address the probable significance of the unavailable information, which could be material to the Company's future financial results.

Unaudited

O-I GLASS, INC.

Reconciliation to Free Cash Flow

(Dollars in millions)

	Current Forecast for Year Ended December 31, 2024	Previous Forecast for Year Ended December 31, 2024

Cash provided by operating activities	$380 to 420	$625 to 650
Cash payments for property, plant and equipment	(550)	(550 to 575)
Free cash flow (non-GAAP)	Use of $130 to 170	$50 to 100

O-I GLASS, INC.

Reconciliation to Adjusted Effective Tax Rate

(Dollars in millions)

The Company is unable to present a quantitative reconciliation of its forward-looking non-GAAP measure, adjusted effective tax rate, for the year ending December 31, 2024, to its most directly comparable GAAP financial measure, provision for income taxes divided by earnings (loss) before income taxes, because management cannot reliably predict all of the necessary components of these GAAP financial measures without unreasonable efforts. Earnings (loss) before income taxes includes several significant items, such as restructuring charges, asset impairment charges, and charges for the write-off of finance fees, and the provision for income taxes would include the income tax effect on such items. The decisions and events that typically lead to the recognition of these and other similar items are complex and inherently unpredictable, and the amount recognized for each item can vary significantly. Accordingly, the Company is unable to provide a reconciliation of adjusted effective tax rate to earnings (loss) before income taxes divided by provision for income taxes or address the probable significance of the unavailable information, which could be material to the Company's future financial results.